As filed with the Securities and Exchange Commission on February 8, 2021

Registration No. 333-228168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-228168

UNDER

THE SECURITIES ACT OF 1933

NOBLE FINANCE COMPANY*

NOBLE HOLDING INTERNATIONAL LIMITED

(Exact name of each registrant as specified in its charter)

NOBLE FINANCE COMPANY* CAYMAN ISLANDS	NOBLE HOLDING INTERNATIONAL LIMITED CAYMAN ISLANDS
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
98-0366361	98-0477694
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478 (281) 276-6100	Suite 3D, Landmark Square 64 Earth Close P.O. Box 31327 George Town, Grand Cayman Cayman Islands, KY1-1206 (345) 938-0293
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard B. Barker Noble Finance Company 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478 (281) 276-6100	With a copy to: David L. Emmons Clinton W. Rancher Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

*	Formerly Noble Corporation.

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is being filed by Noble Finance Company (formerly Noble Corporation), a Cayman Islands exempted company (“Noble-Cayman”), and Noble Holding International Limited, a Cayman Islands exempted company (“NHIL”), to deregister all securities unsold under the Registration Statement on Form S-3 (File No. 333-228168) (the “Registration Statement”), originally filed with the Securities and Exchange Commission on November 5, 2018, registering (i) an indeterminate amount of debt securities of NHIL and (ii) an indeterminate amount of guarantees of debt securities of Noble-Cayman.

As previously reported, on July 31, 2020, Noble Holding Corporation plc (formerly Noble Corporation plc), a public limited company incorporated under the laws of England and Wales and the ultimate parent entity of Noble-Cayman and NHIL, and certain of its subsidiaries, including Noble-Cayman and NHIL (collectively, the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On November 20, 2020, the Bankruptcy Court entered an order confirming the Debtors’ plan of reorganization (as amended, the “Plan”). On February 5, 2021, the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases.

As a result of the Chapter 11 Cases and the completion of the transactions contemplated by the Plan, Noble-Cayman and NHIL have terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Noble-Cayman and NHIL in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Noble-Cayman and NHIL hereby remove from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and Noble-Cayman and NHIL hereby terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on February 8, 2021.

NOBLE FINANCE COMPANY

By:	/s/ Richard B. Barker
	Name:	Richard B. Barker
	Title:	Senior Vice President and Chief Financial Officer

NOBLE HOLDING INTERNATIONAL LIMITED

By:	/s/ Brad A. Baldwin
	Name:	Brad A. Baldwin
	Title:	President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.